United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 6, 2008 (February 29, 2008)

ePlus inc.
(Exact name of registrant as specified in its charter)

Delaware	000-28926	54-1817218
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

13595 Dulles Technology Drive, Herndon, VA 20171-3413
(Address, including zip code, of principal executive offices)

Registrant's telephone number, including area code: (703) 984-8400

Check  the  appropriate  box  below  if the  Form  8-K  filing  is  intended  to simultaneously  satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 29, 2008, ePlus inc. ("ePlus" or "the Company"), and certain of its subsidiaries, entered into an Eleventh Amendment to Credit Agreement, dated February 29, 2008, ("the Amendment") to a Credit Agreement dated September 23, 2005 ("Credit Agreement") with National City Bank, as Administrative Agent, and Branch Banking and Trust Company of Virginia ("BB&T"). The Amendment grants the Company a waiver until June 30, 2008 to deliver its quarterly financial statements for the periods ended June 30, 2007, September 30, 2007, and December 31, 2007.

In certain events of default, as set forth in the Credit Agreement and not revised in the Amendment, the lenders may terminate the Credit Agreement and accelerate the maturity of any amounts then owed under the Credit Agreement.

The foregoing description of the Amendment is qualified in its entirety by reference to the Amendment, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 29, 2008, the Board of Directors of the Company adopted the ePlus inc. Fiscal Year 2008 Executive Incentive Plan ("the Plan"), effective March 6, 2008.  The Plan provides for the payment of performance-based cash incentive compensation to eligible executive employees.

The Plan is administered by the Compensation Committee of the Board, which has full authority to determine the participants in the Plan, the terms and amounts of each participant’s minimum, target and maximum awards, and the period during which the performance is to be measured.

The Committee will determine the corporate, unit and individual performance objectives to be achieved.  Awards in the form of annual cash payments will be based on the level of attainment of the applicable performance objectives.  The criteria upon which the performance goals shall be based will be determined in the discretion of the Committee.

The award amount payable is a percentage of base salary based on the level of attainment of the applicable performance goals as set forth in the participant’s award agreement.  The Committee may not waive or amend performance goals or increase the amount payable pursuant to awards after the performance goals have been established but has discretionary authority to reduce the amount that would otherwise be payable with respect to any award.  If a participant’s employment with the Company terminates due to death, disability or retirement, the Committee may in its discretion make a payment to the participant or his beneficiary, as the case may be, up to an amount equal to the value of the target award for the relevant performance period in which the termination occurs, multiplied by a fraction, the numerator of which is the number of months (including partial months) in the period beginning on the first day of the relevant performance period and ending with the date as of which the participant’s employment with the Company so terminated, and the denominator of which is the number of months in such performance period.

For the fiscal year 2008, the Committee has selected Phillip G. Norton (President and Chief Executive Officer), Bruce M. Bowen (Executive Vice President), Steven J. Mencarini (Senior Vice President and Chief Financial Officer) and Kleyton L. Parkhurst (Senior Vice President and Treasurer) as participants in the Plan.  The 2008 performance criteria and their relative weights for each participant are as follows: company financial performance, 66.6%; and individual performance, 33.3%.  The company financial performance will be based on the Company’s net earnings before taxes for the 2008 fiscal year as stated in the Company’s Form 10-K for such year.  Such earnings will be adjusted to exclude the following: (i) the incentive compensation accrued by the Company under the Plan, (ii) all items of income, gain or loss determined by the Board to be extraordinary or unusual in nature and not incurred or realized in the ordinary course of business, and (iii) any income, gain or loss attributable to the business operations of any entity acquired by the Company during the 2008 fiscal year.  The cash incentive compensation for fiscal year 2008 can range from 0% to a maximum of 50% of the executive’s base salary.

A complete copy of the Plan is filed with this Current Report as Exhibit 10.2 and incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits

(d) The following exhibits are filed as part of this report:

Exhibit No.	Description
10.1	Eleventh Amendment to the Credit Agreement dated February 29, 2008 among ePlus inc., its subsidiaries named therein and National City Bank and Branch Banking and Trust Company of Virginia
10.2	ePlus inc. Fiscal Year 2008 Executive Incentive Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ePlus inc.

By:/s/ Steven J. Mencarini
Steven J. Mencarini
Date: March 6, 2008	Chief Financial Officer